Exhibit 99.1

Chanticleer Holdings to Acquire Texas Wings

CHARLOTTE, N.C., July 8, 2008 (PRIME NEWSWIRE) -- Chanticleer Holdings, Inc. (OTC BB:CEEH.OB) (“Chanticleer”, the “Company”), today announced that it has entered into an Asset Purchase Agreement to acquire substantially all the assets of Texas Wings Incorporated and its 45 related Hooters branded restaurants (collectively “Texas Wings”) for total consideration of approximately $106 million, including approximately $53 million in cash, approximately $37 million in shares of Chanticleer common stock and convertible notes with an aggregate principal amount of approximately $16 million (the “Transaction”).

Chanticleer will combine Texas Wings with Hooters, Inc. (“HI”) and its 22 Hooters restaurants, which the Company agreed to acquire on March 7, 2008, to create one operating company. Texas Wings is one of the strongest franchisees in the Hooters restaurant system and when combined with HI, which was the original creator of the Hooters concept, they are expected to form the standard bearer for the Hooters brand.

The Transaction is subject to a number of customary closing conditions and is anticipated to close during the 3rd Quarter of 2008, concurrently with the closing of the HI acquisition. The final purchase price will be determined after the completion of the 2007 fiscal year audit.

Kelly and Judy Hall opened their first Texas Wings restaurant in Dallas’ West End almost 20 years ago. Founder and President, Kelly Hall, said, “Early on, our partners had to have the same faith that we had. Our team worked hard and our partners stayed the course. Everything was riding on the success of the first store, because that’s all we had. If the first store wasn’t successful, we were finished. We relate to HI and their story because we both went ‘all in’ with one restaurant. Now, our 45 restaurants and strong management team are combining with old friends.” He added, “I have known Neil Kiefer, HI’s CEO, and the HI team for a long time, and I believe that these two companies have what it takes to reach another level of success together, which is why we are maintaining a controlling interest in the combined entity.”

Hooters, Inc. opened the original Hooters restaurant 25 years ago in Florida. HI was the creator of the Hooters concept and is led by Neil Kiefer, who has been with HI since inception, first as outside counsel and now as the CEO. Currently, HI operates 22 Hooters restaurants in Tampa, Chicago, and Manhattan. HI holds a perpetual license and is not a franchisee. When HI sold the Hooters brand to Hooters of America, HI retained unique acquisition and operational rights in the divesture, which will benefit the Company going forward. HI has the right to acquire existing Hooters franchisees without the consent of the franchisor, and HI has significant flexibility in the manner in which it operates its restaurants, rights that will benefit the Texas Wings business upon the closing of the Transaction. These unique rights, combined with Chanticleer’s right to match any offer for the acquisition of Hooters of America, leave the Company with many avenues for substantial growth within the Hooters family.

Chanticleer CEO Mike Pruitt remarked, “This Transaction will combine two of the strongest operators in the Hooters network totaling 67 restaurants, including twelve of the top twenty grossing restaurants in the entire system. These two transactions will give us an excellent platform for expansion and over $200 million in annualized revenue. We are excited by this opportunity to bring these two great companies together.”

Neil Kiefer, CEO of HI, stated, “I'm very enthusiastic about the potential of the combined companies and our future together. We will have significant revenue, substantial cash flow and the financial flexibility to pursue additional growth opportunities as a public entity.”

About Chanticleer

Chanticleer is currently a closed-end investment company that invests in value-based opportunities that are typically either privately held or considered small or micro cap publicly traded companies. Chanticleer is currently treated as a business development company (BDC) under the Investment Company Act of 1940 (“1940 Act”), however has notified the SEC and its shareholders of its intention to convert back to an operating company from a BDC, with such election expected to become effective on or around July 15, 2008. For more information about Chanticleer Holdings, please visit http://www.chanticleerholdings.com.

About Texas Wings

Texas Wings, a franchisee of Hooters of America, Inc., opened its first store in 1989 in Dallas and now operates 45 Hooters restaurants in Texas. Texas Wings was founded and is controlled by its president, Kelly Hall. Texas Wings. For more information about Texas Wings please visit http://www.hooterstexas.com.

About Hooters, Inc.

Hooters, Inc., the “Original Hooters”, started the Hooters concept 25 years ago and the entire franchise system is celebrating its 25-year anniversary all year long. Neil Kiefer, HI’s CEO, has been with HI since the beginning and will lead the combined entity. For more information about Hooters, Inc, please visit http://www.originalhooters.com.

About Hooters of America

Hooters of America, Inc. is the Atlanta-based operator and franchiser of over 440 Hooters locations in 42 states in the US, Argentina, Aruba, Austria, Australia, Brazil, Canada, Chile, China, Columbia, Costa Rica, England, Germany, Greece, Guatemala, Israel, Korea, Mexico, Paraguay, Panama, Peru, The Philippines, Singapore, Spain, Switzerland, Taiwan, Venezuela and the Virgin Islands. The privately held corporation owns 123 units. For more information about Hooters of America, Inc. please visit http://www.hooters.com.

Forward Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statement of historical fact (including statements containing the words “believes,” “plans,” “anticipate,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Contacts:

    Chanticleer Holdings, Inc.
    Mike Pruitt, CEO
    (704) 366-5122

    Texas Wings, Incorporated
    Kelly Hall, CEO
    (214) 341-8151